                                                                    Exhibit 12.1

                   Statement Regarding Computation of Ratios
         (In thousands, except ratio of earnings to fixed charges data)


                                                     Years Ended December 31,
                                          ----------------------------------------------
                                           1994    1995      1996      1997       1998
                                          -----  -------  --------  ---------  ---------

Fixed charges:
  Interest expense on debt                $ 274  $  297   $ 6,173   $ 21,367   $ 32,828
  Capitalized interest                       --      --        --         --        529
  Interest element of rent expense           21      25       424      2,053      2,440
  Fixed charges of unconsolidated
    subsidiary                               --     782     1,564         --         --
                                          -----  ------   -------   --------   --------
                                          $ 295  $1,104   $ 8,161   $ 23,420   $ 35,797
                                          =====  ======   =======   ========   ========


Earnings:
  Consolidated net income (loss)          $ 137  $ (504)  $(3,910)  $(10,773)  $(34,342)
  Extraordinary loss                         --      --        --        508      8,436
  Preacquisition earnings (losses)          236      --        --        (74)        --
  Provision (benefit) for income taxes      113    (303)   (1,233)    (3,324)    (6,454)
  Fixed charges                             295   1,104     8,161     23,420     35,797
                                          -----  ------   -------   --------   --------
                                          $ 781  $  297   $ 3,018   $  9,757   $  3,437
                                          =====  ======   =======   ========   ========

Ratio of Earnings to Fixed Charges         2.65      --        --         --         --
                                          =====  ======   =======   ========   ========

Coverage Deficiency                         N/A  $  807   $ 5,143   $ 13,663   $ 32,360



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